EXHIBIT 5.1

[LETTERHEAD OF LATHAM & WATKINS]

July 25, 2002

Women First HealthCare, Inc.
12220 El Camino Real, Suite 400
San Diego, California 92130

Re:    Registration Statement on Form S-3
          4,563,444 Shares of Common Stock

Ladies and Gentlemen:

In connection with the registration by Women First HealthCare, Inc., a Delaware corporation (the “Company”), of 4,563,444 shares of common stock of the Company, par value $.001 per share (the “Shares”), under the Securities Act of 1933, as amended (the “Act”), on a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on July 25, 2002 (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below. Of the Shares being registered, 2,864,006 shares (the “Conversion Shares”) are issuable upon conversion of 13,000 shares of the Company’s Senior Convertible Redeemable Preferred Stock, Series A, par value $.001 per share (the “Series A Preferred Stock”) and 1,699,438 shares (the “Warrant Shares”) are issuable upon exercise of currently exercisable Common Stock Purchase Warrants (the “Warrants”).

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, including statutory and reported decisional law thereunder, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the law of any other local agencies within the state.

Subject to the foregoing, it is our opinion that, as of the date of this opinion, the Shares have been duly authorized; upon conversion of the Series A Preferred Stock in accordance with the Company’s Certificate of Designation of Preferences and Rights of the Series A Preferred Stock, the Conversion Shares will be validly issued, fully paid and nonassessable; and, upon exercise of the Warrants in accordance with their terms, the Warrant Shares will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration and to the reference to our firm contained under the heading “Legal Matters.”

Very truly yours,

/s/    LATHAM & WATKINS